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                                 [LETTERHEAD]

Our Ref: 001042.0798.KC                                       17 April 2003


MDP Acquisitions plc                             Kirkland and Ellis
Arthur Cox Building                              200 East Randolph Drive
Earlsfort Terrace                                Chicago
Dublin 2                                         Illinois
Ireland



   REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 OF THE US$205,000,000 9.625% SENIOR NOTES DUE 2012 OF MDP ACQUISITIONS PLC IN EXCHANGE
     FOR US$205,000,000 9.625% SENIOR NOTES DUE 2012 OF MDP ACQUISITIONS PLC


Dear Sirs,

1      CAPACITY AND BASIS

       We have acted as Irish legal advisers to MDP Acquisitions plc (the "Company") and the Guarantor ( as defined below) in connection with the registration under the United States Securities Act of 1933 (the "Securities Act") of an exchange offer of US$205,000,000 9.625% senior notes due 2012 of the Company (the "Notes") for outstanding US$205,000,000 9.625% senior notes due 2012 of the Company guaranteed by MDCP Acquisitions I (the "Guarantor" and together with the Company (the "Companies")). Capitalised terms used in this Opinion shall have the same meaning as is ascribed to such terms in the documents, unless otherwise defined herein.

       (a) This Opinion is given solely for the purposes of the filing of the Registration Statement (as defined below) under the Securities Act, is not to be used, circulated quoted or otherwise relied upon for any other purpose and is based on the assumptions and subject to the reservations and qualifications set out below. We also hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

       (b) This opinion is confined to and given in all respects with respect to the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the Irish courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). No opinion is expressed or implied as to any Irish taxation matters or their effect on the Documents or the transactions contemplated thereby. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland
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              are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents or the transactions contemplated thereby. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or any matter of fact.

       (c) This opinion is also strictly confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter. We express no opinion and make no representation or warranty as to any matter of fact or in respect of any documents or arrangements which may exist in relation to the Documents.

       (d) For the purpose of issuing this Opinion we have reviewed and relied upon each of the following documents (each a "Document" and collectively, the "Documents") (the documents (vi) to (xi) below being hereinafter together referred to as the "Transaction Documents"):


              (i) the Company's registration statement on Form F-4 relating to the Notes (the "Registration Statement");

              (ii) a copy of written resolutions of the board of directors of each Company dated 11 February 2003 relating to that Company's approval and entry into or issue of those Documents to which it is a party (each, a "Resolution");

              (iii) a copy of an offering memorandum dated 11 February 2003 (the "Offering Memorandum") prepared by the Company in connection with the Notes;

              (iv) a certificate from the secretary of each Company dated 14 February 2003 as to certain matters relied on by us (the "Company Certificates"), a copy of which is annexed hereto and marked "A" and upon which we have relied, in issuing this legal opinion, without having made any further inquiry as to the certifications therein contained;

              (v) two officer certificates signed by Ian Curley one on behalf of each Company dated 17 April 2003;

              (vi) a purchase agreement dated 14 February 2003 between the Company, MDCP Acquisitions I (the "Guarantor"), and Deutsche Bank AG London as representatives (the "Representatives") of the Initial Purchasers as named in
                     Schedule I thereto (the "Purchase Agreement");

              (vii) an indenture dated as of September 30 2002 between the Company, the Guarantor and Deutsche Bank Trust Americas as Trustee, Registrar and


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                     Paying Agent as amended by a supplemental indenture dated
                     14 February 2003 (together hereinafter referred to as the "Amended Dollar Indenture") and the guarantee (the "Dollar Guarantee") by the Guarantor of part thereof;

              (viii) the Additional Notes (as such term is defined in the
                     Amended Dollar Indenture (the "Notes"));

              (ix) a notes registration rights agreement dated 14 February 2003 between the Company, the Guarantor and the Initial Purchasers (the "Dollar Notes Registration Rights Agreement");

              (x) a deposit and custody agreement dated as of September 30 2002 between the Company and DBTA as note custodian and book-entry depositary (the "Dollar Deposit and Custody Agreement");

              (xi) a Priority Agreement dated 14 February 2003 between the Company, certain subsidiaries of the Company (as Obligors), the Senior Creditors, Hedging Banks, Spanish Bond Creditors, Bond Trustee, Junior Creditors and Investors (all as defined therein) and Deutsche Bank AG London;

              (xii) a copy of the Memorandum and Articles of Association of each Company annexed as Appendix I to the Company Certificate (the "Memorandum and Articles of Association"); and

              (xiii) a copy of the resolutions adopted by the Directors of each
                     Company (the "Board") on 14 February 2003 annexed hereto as Appendix II to the Company Certificates.

       (e) For the purpose of giving this opinion we have caused to be made the following legal searches made against the Companies by Rochford Brady independent law searchers, on our behalf on 17 April 2003:

              (i) in the Irish Companies Registration Office, Dublin, Ireland on the files of the Companies for the appointment of any receiver, examiner or liquidator; and

              (ii) in the Judgements Office of the Central Office of the Irish High Court, Dublin, Ireland for unsatisfied judgements, orders or decrees in relation to the Companies and in the Petitions Section of the Central Office of the Irish High Court, Dublin, Ireland for any proceedings or petitions filed in the last two years against the Company (the "Searches"), a copy of each of which is annexed hereto marked "B".

       (f) We have not conducted, nor have we been requested to conduct any due diligence on the Companies for the purpose of the Transaction nor have we conducted any


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              verification of the Registration Statement. Accordingly we do not,
              nor have we been requested to, express any opinion on the adequacy of the disclosure set out in the Registration Statement.

       (g) This opinion is to be construed in accordance with the laws of Ireland as at the date hereof.

2.     OPINIONS

       On the basis of and subject to the assumptions and qualification set out below and any matters not disclosed to use, we are of the opinion that:

       (a) Each Company is a public limited company duly incorporated and validly existing under the laws of Ireland.

       (b) Each Company has the power under its memorandum and articles of association referred to above to enter into such of the Transaction Documents (including the Notes and the guarantee therein) to which it is a party and to perform its obligations thereunder and has taken all necessary corporate and other action to authorise the execution, delivery and performance of such of the Transaction Documents (including the Notes and the guarantee therein) to which it is a party and each Transaction Document (including the Notes and the guarantee therein) has been duly executed and delivered by each Company to which it is a party.

3.     ASSUMPTIONS

       For the purpose of giving this opinion, we have made the following assumptions (without any responsibility on our part if any assumption proves to be untrue or incorrect) which we have taken no steps to verify independently.

       (a) All documents submitted to us as originals are authentic, accurate and complete as at the date hereof and all documents supplied to us as photocopies or facsimile transmitted copies or other copies conform to the originals and such originals are authentic, accurate and complete and the originals were executed in the manner appearing on the copies and that all copies and all documents on which we have relied remain accurate and complete at the date of this opinion letter. Without limitation to the foregoing, we have assumed that the statements set out in the secretary's and officer's certificates referred to above are accurate and complete on the date hereof.

       (b) The genuineness, completeness and authenticity of all signatures on all original and copy documents which we have examined.

       (c) The documents listed in paragraph 1(d) of this opinion letter contain all relevant information which is material for the purposes of our opinion and there is no


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              other agreement, instrument, undertaking, obligation,
              representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties to the Documents or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter and that the execution, delivery, issue and performance of the Documents will not result in any breach of any instrument, agreement or obligation to which each Company is a party or to which it is subject as the case may be.

       (d) All documents, forms and notices which should have been delivered to the Companies Registration Office (the "Registry") on behalf of or relating to the Companies have been so delivered and the file of records maintained at the Registry concerning the Companies, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the searches referred to in paragraph 1(e) above.

       (e) A search of the Petitions Section of the Central Office of the Irish High Court, Dublin Ireland in respect of the Guarantor has not been possible and we are relying on the Officer's Certificate in respect of the Guarantor referred to in paragraph 1(d)(v) for the assurance that no petition has been presented for the winding up of or the appointment of a receiver or examiner of or to the Guarantor.

4.     RESERVATIONS AND QUALIFICATIONS

       (a) We have not conducted any other searches whatsoever in relation to the Companies nor have we carried out any due diligence or made any further enquiries of the Companies and accordingly, this opinion is given on the assumption that such searches, due diligence or enquiries (if made) would not reveal any circumstances which would require amendment of this opinion. Furthermore, one cannot rely entirely on the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1(e) above. This is because such searches do not necessarily contain completely up-to-date information and do not necessarily reveal, inter alia, whether or not a resolution has been passed or petition presented or any other action taken for the winding up of, or the appointment of a receiver or examiner of or to, the Companies. However, we draw your attention to the fact that the director's certificates reviewed by us have confirmed that no such events have occurred.



Yours faithfully,                                    Yours faithfully,

[ILLEGIBLE]                                          [ILLEGIBLE]
---------------------                                ---------------------
Partner                                              Partner
WILLIAM FRY                                          WILLIAM FRY
Solicitors                                           Solicitors


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